EXHIBIT 10(cc)
                           THE BLOUNT
                    DEFERRED COMPENSATION PLAN


                                I.


     Blount International, Inc. and its wholly owned subsidiary Blount, Inc. hereby adopt The Blount Deferred
Compensation Plan for the purpose of providing supplemental retirement benefits to a select group of highly compensated or management employees of Blount International, Inc. and Blount, Inc. It is intended that the Plan constitute an "employee pension benefit plan," within the meaning of Section 3(2) of the Employee
Retirement Income Security Act of 1974, as amended.


                               II.


     When used herein, terms which are defined in the Blount Retirement Plan, as amended and in effect at the Effective Date, shall have the meanings given to such terms therein unless a different meaning is ascribed to such a term below. In addition, the following terms shall, when used herein, have the meanings indicated below:


      (a)"Accrued Benefit" shall mean with respect to any Participant at any time, an annuity providing for monthly payments commencing on the first day of the calendar month next following the Participant's attainment of age 65 or later actual retirement and terminating on the first day of the calendar month in which the Participant dies, in an amount equal to (i) less (ii) below and monthly payments to the Participant's surviving Spouse, if any, commencing on the first day of the calendar month next following such Participant's death and terminating on the first day of the calendar month in which Spouse dies, in an amount equal to 66 2/3% of (i) less (ii) below, where:


          (i)  is the product of 0.2083% of the
          Participant's Average Earnings multiplied by his Years of Benefit Service up to, but not in excess of, 20; and


          (ii) is the amount of a Straight Life Annuity commencing on the first day of the month following the Participant's attainment of age
          65 that is the Actuarial Equivalent of his Social Security Amount plus the aggregate benefit payable to the Participant under all other defined benefit plans, whether qualified under Section 401(a) of the Code or not, maintained by the Employer or to which any Employer contributes, plus any pension plan maintained by any employer by whom the Participant was employed prior to his employment by an Employer.

For purposes of subparagraph (ii) above, any amounts payable to a Participant solely pursuant to his employment agreement with his Employer shall not be treated as paid pursuant to a defined benefit plan and therefore shall not be used to reduce the benefit in subparagraph (i) above.


      (b)"Average Earnings" shall mean the average Earnings of a Participant for the three fiscal years of the Employers out of the last ten such fiscal years (or such lesser number as the Participant may have been employed by an Employer) for which such average is highest.


      (c)"Blount Partnership" shall mean Blount Holding
Company, L.P., the limited partnership that owns and holds voting securities of the Company.


      (d)"Committee" shall mean the Compensation and Management Development Committee of the Board.


      (e)"Earnings" for a calendar year shall mean a Participant's base salary and targeted bonus for such calendar year under the Annual Target Incentive Plan (or a successor plan), but shall exclude discretionary bonuses.


      (f)"Excess Parachute Payment" shall have the meaning provided in Section 280G(b)(1) of the Code.


      (g)"Effective Date" shall mean October 8, 1998.


      (h)"Employers" shall mean the Company and Blount, Inc.


      (i)"Good Reason" shall have the same meaning given to such term in the Participant's employment agreement and shall be subject to the same conditions as provided in such agreement; provided, however, if the Participant has no employment agreement, "Good Reason" shall have a meaning similar to and using the same criteria as those set forth in other Participant's employment agreements.


      (j)"Parachute Payment" shall have the meaning provided in Section 280G(b)(2) of the Code.


      (k)"Participant" shall mean Winton M. Blount, John M.
Panettiere, D. Joseph McInnes, James S. Osterman, Harold E. Layman, Donald B. Zorn, and such other highly compensated, management employees of the Employers as the Committee may from time to time designate.


      (l)"Plan" means this Plan, as it may be amended from time to time.


      (m)"Present Value" shall have the meaning provided in
Section 280G(d)(4) of the Code.


      (n)"Reasonable Compensation" shall have the meaning provided in Section 280G(b)(4) of the Code.


      (o)"Retirement Plan" means The Blount Retirement Plan, as the same may be from time to time amended.


      (p)"Years of Benefit Service" shall mean with respect to a Participant at any time


          (i)  the sum of

               (A) the number of years of Benefit
               Service credited to such Participant
               under the Retirement Plan at such time,

               (B) in the event that the employment of a Participant is terminated under circumstances entitling the Participant to continue to receive payments of his base salary for a period of time pursuant to the terms of his employment agreement with his Employer, the number of years
               (rounded up for any fraction of a year)
               included in such period,

     except as otherwise provided in (ii), (iii) or (iv) below.


          (ii) John M. Panettiere shall be credited with one year of Benefit Service for each of the first two years of Benefit Service credited to him under the Retirement Plan, two Years of Benefit Service for each year of Benefit Service in excess of two credited to him under the Retirement
               Plan, and two years for each year
               described in Section II(p)(i)(B)
               above.


          (iii)     Donald B. Zorn shall be
                    credited with two Years
                    of Benefit Service for
                    each year of Benefit
                    Service credited to him
                    under the Retirement
                    Plan, and two years for
                    each year described in
                    Section II(p)(i)(B)
                    above.


          (iv) In the case of a Participant who is admitted after the Effective Date,
               Years of Benefit Service shall be
               determined as provided in paragraph
               (i) above except, and to the extent
               that, the Committee, at the time it
               admits such Participant to
               participation in the Plan, shall
               specify that such Participant's
               Years of Benefit Service shall be
               determined in accordance with
               another method; provided, that such
               other method of determining Years of
               Benefit Service for such Participant
               shall be set forth in a written
               instrument which shall be attached
               to the Plan.


                               III.


      (a)A Participant who attains age 65 while in the employ of an Employer may thereupon retire and commence receiving payment of his Accrued Benefit on the first day of the month following such retirement. A Participant whose employment with his Employer is terminated prior to his attainment of age 65 because the Participant has become Disabled shall be treated as if his employment continued (and he will continue to receive credit for years of benefit service) until the earlier of his 65th birthday or the date he ceases to be Disabled.


      (b)A Participant who continues in the employ of an Employer after attaining age 65 and subsequently retires shall be entitled to receive payment of his Accrued Benefit, actuarially adjusted to reflect the deferral of commencement thereof beyond the first day following his 65th birthday, commencing on the first of the month following such retirement. The actuarial adjustment to the Participant's Accrued Benefit shall be calculated using the factors then utilized to determine Actuarial Equivalents under the Retirement Plan.


      (c)In the event a Participant is discharged by his Employer or resigns at the request of his Employer, the Participant shall be entitled to receive payment of his Accrued Benefit commencing on the first day of the month following the earlier of
(i) or (ii) below:


               (i)  the date he attains age 65 or

               (ii) the later of the expiration of the period for which he receives salary payments (or would receive such salary payments if the amount were not paid as a lump sum) from his Employer pursuant to his employment agreement or the date he attains age 55.

If the Participant elects to commence payment of such benefit prior to the Participant's attaining age 65, the amount otherwise payable shall be reduced by 0.3% for each full month between the date payment commences and the date the Participant will attain age 65.


      (d)In the event a Participant terminates employment with his Employer for Good Reason, he shall be entitled to receive payment of his Accrued Benefit, commencing on the first day of the month following the earlier of (i) or (ii) below:


               (i)  the date he attains age 65 or


               (ii) the later of the expiration of the period for which he receives salary payments (or would receive such salary payments if the amount were not paid as a lump sum) from his Employer pursuant to his employment agreement or the date he attains age 55.


If the Participant elects to commence payment of such benefit prior to the Participant's attaining age 65, the amount otherwise payable shall be reduced by 0.3% for each full month between the date payment commences and the date the Participant will attain age 65.


      (e)In the event a Participant dies while in the employ of an Employer, the Participant's Spouse shall be entitled to receive a benefit commencing at the same time and in the same amount as the benefit to which such Spouse would have been entitled if the Participant had terminated employment pursuant to Section III(d) above on his date of death and commenced receiving payment of his Accrued Benefit (ignoring any election by Participant to receive such Accrued Benefit in a lump sum) on the first day of the month following the later of his date of death or the date he would have attained age 55 (taking into account any reduction in the Participant's Accrued Benefit attributable to commencement prior to the Participant's attainment of age 65).


      (f)If a Participant terminates employment with his Employer under circumstances entitling the Participant to payment of his Accrued Benefit and dies before payment of such Accrued Benefit commences, the Participant's Spouse shall be entitled to receive a benefit commencing at the same time and in the same amount as the benefit to which such Spouse would have been entitled if the Participant had terminated employment pursuant to Section III(d) above and commenced receiving payment of his Accrued Benefit (ignoring any election by Participant to receive such Accrued Benefit in a lump sum) on the first day of the month following the later of his date of death or the date he would have attained age 55 (taking into account any reduction in the Participant's Accrued Benefit attributable to commencement prior to the Participant's attainment of age 65).


      (g)If Participant's employment is terminated pursuant to Paragraph III(c) or (d) above within 24 months following a change in control (as such term is defined in the Participant's employment agreement) under circumstances that would entitle Participant to benefits under his employment agreement upon such termination, the Participant may elect on such form and in such manner as determined by the Committee to receive his Accrued Benefit in the form of a single lump sum payment. The lump sum payment shall be actuarially equivalent to the present value of the Participant's Accrued Benefit (not including the value of any spousal annuity), calculated using the same factors then utilized to determine Actuarial Equivalence under the Retirement Plan. The lump sum payment shall be made to the Participant within 30 days of the date he would otherwise have commenced receiving payments under Paragraph III(c) or (d) above.


                               IV.


      (a)If all or any portion of the payments to be made to, or with respect to, a Participant hereunder are treated as Excess Parachute Payments (whether by action of the Internal Revenue Service or otherwise), the Participant shall be protected from depletion of the amount of his benefits by payment of a tax equalization payment in accordance with this paragraph (a). In connection with any Internal Revenue Service examination, audit or other inquiry, the Participant and his Employer shall take actions to provide and to cooperate in providing evidence to the Internal Revenue Service (and, if applicable, the State of Alabama) that the benefits under this Agreement do not result from the payment of Excess Parachute Payments. The tax equalization payments shall be an amount which, when added to the other amounts payable, or to be provided, to the Participant hereunder will place the Participant in the same position as if the excise tax penalty of Section 4999 of the Code (and any state tax statute) or any successor statute of similar import, do not apply to any of the payments provided under this Plan. The amount of the tax equalization payments shall be determined by the Company's independent accountants and shall be paid to the Participant not later than ten (10) days prior to the date any excise tax under Section 4999 of the Code is due to be paid by the Participant.

For purposes of this Paragraph IV(a):

     (i) Except as provided in (b) below, the benefits payable to a Participant under this Plan or any employment agreement or other plan or program of the Employer, shall not be reduced to prevent the imposition of an excise tax under Section 4999 resulting from the payments received under this Plan;

     (ii) If the payment of benefits under this Plan to a Participant causes the payments or benefits received under an employment agreement or other plan or program of the Employer to be treated as Excess Parachute Payments (that would not otherwise be so treated) subject to the excise tax under Section 4999 of the Code, the tax equalization payment hereunder shall include an additional amount that will place the Participant in the same position as if the excise tax did not apply to such other payments. For purposes of this subparagraph (ii), the payments under the employment agreement or other plan or program shall be treated as being made first and then the payments under the Plan shall be added to such amounts;

     (iii) For Participants who are entitled to a tax equalization payment under this Plan and under an employment agreement or other plan or program of the Employer, the operation of the tax equalization provisions shall be coordinated so that the Participants shall be in the same position as if the excise taxes of Section 4999 of the Code did not apply to the payments or benefits the Participant receives under any arrangements with the Employer.


      (b)In addition to the limits otherwise provided in this
Section IV, the extent permitted by law, the Participant may in his sole discretion elect to reduce any payment he may be eligible to receive through this Plan to prevent the imposition of excise taxes on the Participant under Section 4999 of the Code.


                                V.


     The Committee shall have full power and authority to construe, interpret and administer the Plan, and all decisions, actions, or interpretations of the Committee shall be final, conclusive and binding upon all parties. Any action of the Committee may be taken by instrument in writing. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee, director of the Company to whom any duty or power related to the administration or interpretation of the Plan may be allocated or delegated against any other cost or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such a person's own fraud or bad faith.


                               VI.


     The procedure for review and appeal of claims for benefits hereunder shall be the same as the procedure prescribed by the Retirement Plan except that the Committee shall have the responsibilities and rights delegated to the Administrative Officer by the procedure prescribed in the Retirement Plan.


                               VII.


     The Plan may be amended or terminated only with the consent of all Employers and Participants; provided, that the Company, without the Participants' consent, may make amendments to increase benefits (for a Participant or group of Participants), to increase Participants' rights or to change insignificant administrative matters, provided further that no such amendment shall adversely affect the rights of any Participant.


                              VIII.


     Except to the extent otherwise required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. In the event any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them, in such manner and proportion as the Committee may deem appropriate.


                               IX.


     No Participant shall have any right, title, or interest whatsoever in and to any assets of an Employer or any investments which an Employer may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between an Employer and any Participant. To the extent any person acquires the right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of an Employer. All payments to be made hereunder shall be paid from the general funds of the Employers or from the trust created pursuant to that certain declaration of trust captioned "Blount, Inc. Executive Benefit Plan Trust," between the Company and SunTrust Bank dated April 17, 1995.


                                X.


     Notwithstanding anything herein to the contrary, nothing contained in the Plan shall give any employee the right to be retained in the employment of an Employer or effect the right of an Employer to dismiss any employee. The adoption of the Plan shall not constitute a contract between an Employer and any employee.


                               XI.


     The Plan is intended to constitute an unfunded pension benefit plan for a select group of management or highly compensated personnel, and all rights hereunder shall to the extent not governed by federal law be governed by and construed in accordance with the laws of the State of Alabama.


     IN WITNESS WHEREOF, the Employers have caused this instrument to be executed on this _____ day of _________________________, 1998.


                                       BLOUNT INTERNATIONAL,  INC.


                             By  __________________________________

                             Its __________________________________


                                               BLOUNT, INC.


                             By  __________________________________

                             Its __________________________________




                             THE BLOUNT
                    DEFERRED COMPENSATION PLAN

                          ELECTION FORM

Name:_______________________________________________________________

Social Security Name:_______________________________________________

    I understand that unless I elect otherwise, payments under the Blount Deferred Compensation Plan will be made in equal monthly payments over my lifetime with additional monthly payments made to my surviving spouse, if any, upon my death in an amount equal to 66 2/3% of the payments made to me. Under the Plan, if certain events occur, I have the right to elect to receive a single lump sum payment which is actuarially equivalent to the payments that would be made to me over my lifetime (not including the payments that could be paid to my surviving spouse upon my death). I understand that if I elect a lump sum payment, no additional amount will be payable to my spouse upon my death.

    I further understand that this election as to the method of payment can be revoked but that no such revocation or subsequent election to receive a lump sum payment will be valid unless it is made at least twenty-four (24) months prior to the date payment is otherwise scheduled to commence.

    By signing below, I hereby elect to receive payment of any Accrued Benefit under the Blount Deferred Compensation Plan in a single lump sum payment upon the occurrence of certain events.




_____________________________________________  ________________
Participant's Signature                        Date




Received by Company:__________________________ ________________
                    Signature                  Date
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